UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 22, 2018

LendingClub Corporation (Exact name of registrant as specified in its charter)

Commission File Number: 001-36771

Delaware	51-0605731
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

71 Stevenson St., Suite 1000, San Francisco, CA 94105
(Address of principal executive offices and zip code)
(415) 632-5600 (Registrant's telephone number, including area code)
N/A (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Susan Athey Appointment

On March 22, 2018, effective immediately following the adjournment of the meeting of the Board of Directors (the “Board”) of LendingClub Corporation (the “Company”), the Board voted to increase its size to eleven members and appointed Susan Athey, age 47, to the Board as a Class II director who will serve until the Company’s 2019 annual meeting of stockholders, or until her successor is duly elected and qualified.

In connection with her appointment to the Board, Ms. Athey will receive a pro rata portion of the annual cash retainer, and a grant of restricted stock units in accordance with the Company’s non-employee director compensation policy as described in the Company’s 2017 proxy statement, filed with the Securities and Exchange Commission (the “SEC”) on April 24, 2017.

The Company has entered into its standard form of indemnity agreement with Ms. Athey, a copy of which was filed as Exhibit 10.1 to the Company’s Form S-1/A filed with the SEC on December 1, 2014 and is incorporated herein by reference.

There are no arrangements or understandings between Ms. Athey and any other persons pursuant to which she was appointed to the Board. There are also no family relationships between Ms. Athey and any director or executive officer of the Company and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On March 28, 2018, the Company issued a press release announcing the appointment of Ms. Athey as a member of the Board. This press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in response to this Item by reference thereto.

Lawrence Summers Resignation

On March 27, 2018, Lawrence Summers notified the Company of his intention to resign from the Board, the Risk Committee and the Nominating and Corporate Governance Committee effective as of the date of the Company's 2018 annual meeting of stockholders. Mr. Summers' decision to resign was not the result of any disagreement with the Company.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 22, 2018, the Board adopted amendments to Section 1.7 of the Company’s Amended and Restated Bylaws (as amended, the “Bylaws”) to implement a majority vote standard for uncontested director elections by specifying that, except under certain specified situations, every matter other than a contested director election shall be decided by a majority of the votes cast for or against the matter. Directors were previously elected by a plurality of the votes cast. Section 1.7 of the Bylaws further provide that any nominee for the Board must submit an irrevocable resignation contingent (i) on that person not receiving the required vote for election, and (ii) acceptance of that resignation by the Board in accordance with policies and procedures adopted by the Board for such purposes.

The foregoing description is qualified in its entirety by reference to the full text of the Bylaws, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated in response to this Item by reference thereto.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits

Exhibit Number	Exhibit Title or Description
3.1	Amended and Restated Bylaws of the Company, effective March 22, 2018
99.1	Press Release dated March 28, 2018

SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LendingClub Corporation
Date:	March 28, 2018	By:	/s/ Russell S. Elmer
Russell S. Elmer
General Counsel and Secretary
(duly authorized officer)